UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549
                        -------------------

                            FORM 10-SB

            General Form For Registration of Securities
           of Small Business Issuers Under Section 12(b)
              or 12(g) of the Securities Act of 1934

                           PlayStar Corporation
          (Name of Small Business Issuer in Its Charter)

          Delaware                                  51-0378588
(State or Other Jurisdiction of    (I.R.S. Employer Identification Number)
 Incorporation or Organization)

50 Wellington Street East, Top Floor, Toronto, Ontario, Canada M5E 1C8
       (Address of Principal Executive Offices)               (Zip Code)

                          (416) 360-4531
                     Issuer's Telephone Number


Securities to be registered pursuant to Section 12(b) of the Act:

   Title of Each Class                  Name of Each Exchange on Which
   to be so Registered                  Each Class is to be Registered

          None                                   None



Securities to be registered pursuant to Section 12(g) of the Act:

             Common Stock, Par Value $.0001 Per Share
                         (Title of Class)

                             TABLE OF CONTENTS



PART I.....................................................................1
   Item 1. Description of Business.........................................1
   Item 2. Management's Discussion and Analysis or Plan of Operation.......4
   Item 3. Description of Property.........................................6
   Item 4. Security Ownership of Certain Beneficial Owners and Management..6
   Item 5. Directors, Executive Officers, Promoters and Control Persons....7
   Item 6. Executive Compensation..........................................8
   Item 7. Certain Relationships and Related Transactions..................9
   Item 8. Description of Securities.......................................9

PART II...................................................................10
   Item 1. Market Price of and Dividends on the Registrant's
           Common Equity and Other Shareholder Matters....................10
   Item 2. Legal Proceedings..............................................10
   Item 3. Changes in and Disagreements with Accountants
           on Accounting and Financial Disclosure.........................10
   Item 4. Recent Sales of Unregistered Securities........................10
   Item 5. Indemnification of Directors and Officers......................12

PART F/S..................................................................13

PART III..................................................................14
   Item 1. Index to Exhibits..............................................14

SIGNATURES................................................................15

                              PART I

Item 1.    Description of Business.

Introduction

      PlayStar Corporation (the "Company") is a developmental stage company which, through PlayStar Limited, its operating subsidiary, designs and develops and intends to operate, promote and commercialize interactive, software-based games of chance which it offers as an on-line service accessible world-wide on the Internet. The Company was incorporated in the State of Delaware on October 3, 1996. On October 9, 1996, the Company acquired all of the issued and outstanding shares of common stock of PlayStar Limited, a Jersey, Channel Islands corporation incorporated on October 9, 1996. Unless otherwise indicated, any reference to the Company or PlayStar Corporation shall also be deemed to be the business of PlayStar Limited. The Company's headquarters are located at 50 Wellington Street East, Top Floor, Toronto, Ontario, Canada M5E 1C8, and its telephone number is (416) 360-4531.

      The information set forth in this report contains certain forward looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward looking statements as a result of future uncertainties and the limited operating history of the Company.

Products and Services

      The Company designs and develops and intends to operate, promote and commercialize an on-line gaming service offering interactive, software-based games of chance accessible world-wide through the Internet. The service will allow patrons to play interactive games in real time either in "free" mode or in "live" mode. In "live" mode, patrons will wager with real money in various forms, including electronic money or "e-cash," credit cards, wire-transfers, money-orders and personal account debits. The Company will initially offer a selection of casino-style games, including, but not limited to, blackjack, draw poker, roulette and slot machines.

       The Company has designed its games to be entertaining and captivating. Moreover, the games have been adapted to the idiosyncrasies of the Internet. For example, at times, due to "noise" on telephone lines or other unpredictable technical glitches, connections between computers may terminate. To respond to such problems, the Company's software keeps track of the precise status of the game. If a game is interrupted, the patron needs only to return to the Company's website and the game will be restored to the moment the disconnection occurred.

      The Company does not plan to require patrons to maintain a minimum account balance or place any restrictions on amounts accumulated through winnings. The Company does plan, however, to establish a maximum bet limit for new customers. The Company may, at its discretion, grant custom wagering and account options to its regular customers based upon their established profiles. At the present time, the Company does not intend to extend credit services to its patrons.

Distribution

      The Company intends to attract patrons to its service by providing quality content through innovative use of animation and graphic design. The Company's website has been designed with simplicity and effectiveness in mind. Patrons are able to browse the website and try any game in "free" mode. When a patron decides to open an account, the relevant financial information will be processed. Once an account is open, patrons may elect to play any of the Company's games in "live" mode and wager against their accounts. The Company will also allow patrons to review their accounts and cash-out at any time.

      The Company plans to protect all customer data and information with high-level security systems and password encryption software. Patrons will be issued both an account identification number and a PIN number. Any wagering or patron functions, such as an account review or a cash-out, will require the correct identification numbers. The Company will not require identification numbers to browse the Company's website or play games in "free" mode.

      The Company intends to work closely with major, international banking institutions that have experience providing electronic and Internet payment clearing services. All commercial and financial transactions will be processed in real time. To protect the privacy of sensitive information, no records will be kept of transactions once they are processed. Furthermore, the information that is administered by the Company for purposes of account review will be encrypted by the patron's own password. These security measures will ensure that not even Company personnel will be able to examine sensitive information without the patron's direct permission or instruction.

Customers and Marketing

      The Company's target market is individuals located throughout the world who are current on-line users and at least 18 years of age. According to the Internet Society, there are currently 35 to 40 million such people world-wide who regularly access the Internet. Moreover, Internet use is expected to grow by as much as 80 percent each year. In order to create an awareness of the Company's existence among individuals in the target market, the Company intends to focus its marketing efforts primarily on traditional media advertising, on-line promotions, business development, third-party relationships and social programs. To ensure the creation of an effective advertising program, the Company plans to work closely with a marketing communications firm. The Company intends to direct its initial marketing efforts outside of the United States and Canada.

Competition

      A significant number of companies, organizations and individuals are currently offering or purporting to offer casino gambling services on the Internet similar to those of the Company. The Company's primary competition includes, but is not limited to, Venturetech Inc., Internet Casinos Ltd., Interactive Gaming and Communications Corp. (formerly Sports International -
USA), Wager Net Inc., Casinos of the South Pacific, World Wide Web Casinos and Virtual Vegas. The Company is aware of several firms currently accepting wagers on various sporting events with financial transactions being administered from off-shore accounts. Additionally, several organizations currently offer lottery tickets for sale on the Internet for international lotteries.

      Most Internet markets, including the gambling segment, are relatively accessible to a wide number of entities and individuals. The Company believes, however, that there are substantial market barriers that will ultimately preclude the vast majority of prospective providers from maintaining successful Internet operations and thereby provide an advantage to the Company.

Patents, Copyrights and Trade Secrets

      As of the date hereof, the Company does not own or otherwise control any patents, copyrights or trademarks. As the Company's research and development efforts progress, the Company will attempt to protect its own proprietary technology by relying on trade secret laws and non-disclosure and confidentiality agreements with its employees and consultants who have access to its proprietary technology. To date, the Company has entered into one such consulting agreement with Dreamplay Research Corp. of Toronto, Canada ("Dreamplay"). Despite these anticipated protections, no assurance can be given that others will not independently develop or obtain access to such technology or that the Company's competitive position will not be adversely affected thereby.

Regulation

      The Company must adhere to the legal requirements of each jurisdiction in which it operates or offers its services. To the Company's knowledge, no United States court or federal agency has directly addressed the legality of the operation of on-line casinos or sport wagering services. The use of the Internet for sports wagering services, however, may violate the United States federal wire statute. In the United States, the ownership and operation of land-based gaming facilities has traditionally been regulated on a state by state basis. Although the vast majority of states have legalized some forms of gaming activities, there can be no assurance that the Company's activities will be sanctioned in any particular jurisdiction. The Company will confront similar legal obstacles in each jurisdiction in which a user of the Company's services is located. In the event that it is determined that the Company's activities violate applicable law, the Company and its directors and officers may be subject to civil and criminal sanctions. The Company intends to carefully review all applicable laws prior to offering its services in a particular jurisdiction. Moreover, at no time will the Company offer its services in any jurisdiction where such activities are illegal. There can be no assurance that the Company will be able to legally offer its services in the United States or any other country. Furthermore, until such time as new legislation is passed or current statutes are adequately defined, the Company will refrain from offering its gaming services in the United States and Canada.

Research and Development

      Since the Company's inception in October 1996, the Company has expended approximately $250,000 on research and development activities. Effective December 1, 1996, the Company retained Dreamplay as a consultant to perform software research and develop the Company's Internet-based software games of chance. Pursuant to this consulting agreement, Dreamplay agreed to assign to the Company all right, title and interest in the software designed and developed for the Company. The Company intends to continue its research efforts to enable the development of additional casino games, including, but not limited to, pai gow, baccarat, sic bo, craps and two-up. During the implementation of this second generation of casino games, the Company also intends to design a complete sports betting system. Additionally, the Company believes that other games, more interactive in nature, will become highly popular in the gaming community in the future. Accordingly, once the Company establishes its core business, it will research and invest in this developing area.

Employees

      The Company currently has one full-time employee who serves as the Company's President, Chief Executive Officer, Chief
Financial Officer and Treasurer.


Item 2.    Management's Discussion and Analysis or Plan of  Operation.

      In connection with its organization, the Company acquired all of the issued and outstanding shares of common stock of PlayStar Limited. During the succeeding months, the Company raised an aggregate of $1,000,000 in capital through three private placements completed pursuant to Rule 504 promulgated under the Securities Act of 1933. This financing has satisfied the Company's cash requirements as of the date hereof. However, management estimates that the total amount of "seed capital" required in order to proceed with current operations and to bring the Company's own services to market will be between $12,000,000 and $15,000,000, including approximately $1,000,000 for research and development, approximately $5,000,000 for advertising, marketing and promotional efforts, and approximately $6,000,000 for working capital, and anticipates that the Company may need to raise additional capital during its first twelve months. It anticipates doing so through additional private placements of unregistered shares of its Common Stock conducted under an exemption provided by the Securities Act of 1933 or by the rules of the Securities and Exchange Commission.

      The Company's initial efforts for its first twelve months will center on the development of its revenue stream. During the first three months, the Company intends to finalize its software product with system testing beginning in April 1997 and continuing until July 1997. The Company will also continue to negotiate licensing arrangements with certain countries and finalize the location of the operations base for its on-line casino. Thus far, the Company has secured the interest of two such countries, both of which are members of the Organization for Economic Cooperation and Development (OECD).

      After the first three months, and prior to the launch of the on-line casino operations, the Company intends to raise additional capital. Additionally, the Company plans to obtain casino operator licenses and finalize its merchant status with local financial institutions which will support the Company's banking requirements.

      The Company plans to distribute its operations throughout the world, through jurisdictions that can provide the necessary operational infrastructure, and that are protected by favorable tax and gaming regulations. To implement its operations, the Company intends to rely on the expertise of industry standard, leading edge computer and software manufacturers.

      Provided that all regulatory and financial requirements have been satisfied, the Company intends to establish an operating base and begin operation of its on-line casino in the third quarter of 1997. The launch of the on-line casino will be a critical factor for the Company's success. Accordingly, the Company plans to announce the launch of the on-line casino through selected world media, press conferences and an advertising campaign. The Company intends to retain the services of a marketing communications firm to oversee its promotional efforts.

      Once the Company's service is fully operational, the Company plans to employ 5 "Crews", each of which will consist of a Gaming Supervisor, a Computer Technician and a Customer Assistant. The Gaming Supervisor will be responsible for overseeing all gaming activity and resolving any concerns patrons may have. The Computer Technician will maintain and ensure the smooth operation of play.
The Customer Assistant will provide general support and customer service. Customer Assistants will be responsible for the immediate handling of players' questions and complaints. The Company anticipates that employee growth will be greatest in this area. The Company also plans to employ a corporate
Administrative Assistant, a Financial Comptroller, a Manager of Operations (Systems), a Manager of Business Development and Research and Development staff. Moreover, the Company may increase the number of its employees as its business may permit or require.

      The Company  intends to sign an equipment  and service lease to facilitate
its  operations   computer  center.   The  estimated  value  of  this  lease  is
approximately $2,500,000.

      Finally, since the revenues of the Company depend on casino winnings from customers, the Company will endeavor to develop a loyal customer base. Ultimately, the Company foresees that such efforts will establish the Company as a premier brand in on-line gaming.

Item 3.    Description of Property.

      The Company does not presently own or lease any property or real estate. The Company has no policies regarding investments in real estate, securities, or other forms of property.


Item 4.    Security Ownership of Certain Beneficial Owners and  Management.

      The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock as of July 17, 1997 by (i) each director of the Company, (ii) each executive officer of the Company and each executive officer named in the Compensation Table below, (iii) all directors and officers of the Company as a group and (iv) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock of the Company:

---------------------------------------------------------------------

                                       Beneficial    Current Percent
                                      Ownership of      of Class
Name and Address                      Common Stock(1)
---------------------------------------------------------------------
---------------------------------------------------------------------

Julius Patta - President, Chief      4,330,500 (2)      25.38%
Executive Officer, Chief Financial
Officer, Treasurer and Director
719-20 Vanauley Street
Toronto, Ontario M5T 2H4
---------------------------------------------------------------------
---------------------------------------------------------------------

Simon Bramson - Chairman of the       320,000 (3)        1.98%
Board, Secretary and Director
800 Petrolia Rd. Unit 16
Downsview, Ontario M3J 3K4
---------------------------------------------------------------------
---------------------------------------------------------------------

Trust f/b/o Allan Bramson, Evan      3,694,500 (4)      22.37%
Bramson and
Joanne Bramson
c/o Hemery Trustees Limited
31 Broad Street
St. Helier
Jersey Channel Islands  JE4 8XN
---------------------------------------------------------------------
---------------------------------------------------------------------

William Tucker                       3,362,500 (5)      20.93%
Powerstock Consultants Limited
Clinch's House
Lord Street
Douglas, Isle of Man  1M99 1BD
---------------------------------------------------------------------
---------------------------------------------------------------------

Trust f/b/o Irving Litvack, Michael  3,353,100 (6)      20.88%
Leonard Litvack, Lori Lee Litvack,
Kari Lynn Freesman, Jeffrey Eliot
Litvack, Andrew David Litvack and
Dora Litvack
c/o Powerstock Limited
31 Broad Street
St. Helier
Jersey Channel Islands  JE4 8XN
---------------------------------------------------------------------
---------------------------------------------------------------------

All directors and executive          4,650,500 (7)      26.75%
officers as a group
---------------------------------------------------------------------

(1)Based upon 15,812,500 issued and outstanding shares of the Company's Common Stock.
(2)Includes options to purchase 1,250,000 shares of Common Stock exercisable within 60 days.
(3)Consists of options to purchase 320,000 shares of Common Stock exercisable within 60 days.
(4)Includes options to purchase 700,000 shares of Common Stock exercisable within 60 days.
(5)Includes options to purchase 250,000 shares of Common Stock exercisable within 60 days.
(6)Includes options to purchase 250,000 shares of Common Stock exercisable within 60 days.
(7)Includes options to purchase 1,570,000 shares of Common Stock exercisable within 60 days.


Item 5.    Directors, Executive Officers, Promoters and Control Persons.

      The following table sets forth information regarding the directors and executive officers of the Company.


Name                             Age  Position

Julius Patta..................   30   President,   Chief  Executive
                                      Officer,    Chief   Financial
                                      Officer,     Treasurer    and
                                      Director
Simon Bramson.................   59   Chairman    of   the   Board,
                                      Secretary and Director
--------------------

      Julius Patta has served as President, Chief Executive Officer and a Director of the Company since its inception. Since January 1997, Mr. Patta has also served as Chief Financial Officer and Treasurer of the Company. Mr. Patta has fourteen years of international business, finance, games software and telecommunications technology experience. From April 1996 until September 1996, Mr. Patta was Vice President of Netron Interactive, a division of Netron, Inc. ("Netron"), a Canadian software company. While with Netron Interactive, Mr. Patta managed corporate sales, third-party relationships, staff, production development and key projects. From June 1994 until March 1996, Mr. Patta was Vice President, Research and Development of Netron where he managed product planning, product development, staff, public relations and strategic customer sales. From January 1992 until May 1994, Mr. Patta was Vice President, Consulting Services of Netron where he managed business development and sales, third-party partnering, contract negotiations and key projects. Prior to joining Netron, Mr. Patta was the owner and principal consultant of CASE Consulting Services, which provided high-end information systems services.

      Simon Bramson has been Chairman of the Board, Secretary and a Director of the Company since its inception. Until January 1997, Mr. Bramson also served as Chief Financial Officer and Treasurer of the Company. Since January 1996, Mr. Bramson also has served as Vice President, Corporate Development and a Director of W.I.N. Gaming Corporation, an operator of charity casinos in Ontario. From January 1991 to December 1995, Mr. Bramson was a private investor and an independent financial consultant.

Item 6.    Executive Compensation.

      The following table discloses as to the Chief Executive Officer and each of the Company's four mostly highly compensated executive officers whose salary plus bonus exceeded $100,000, information concerning compensation payable and/or paid for services rendered during the fiscal year ending June 30, 1998, the fiscal year ended June 30, 1997 and from inception until December 31, 1996:

                    Summary Compensation Table
-------------------------------------------------------------------------
                                                           Long-Term
                          Annual Compensation            Compensation
                                                            Awards
-------------------------------------------------------------------------
-------------------------------------------------------------------------
                                            Other      Securities All
    Name and                                Annual     Underlying Other
   Principal      Year    Salary  Bonus Compensation   Options    Compensation
   Position
-------------------------------------------------------------------------
-------------------------------------------------------------------------
Julius Patta       1998    NIL    NIL        NIL       1,250,000  NIL
President,  Chief  1997    NIL    NIL        NIL
Executive          1996    NIL    NIL        NIL
Officer,    Chief
Financial
Officer and
Treasurer
-------------------------------------------------------------------------
-------------------------------------------------------------------------
Simon Bramson      1998    NIL    NIL        NIL        320,000   NIL
Chairman of the    1997    NIL    NIL        NIL
Board and          1996    NIL    NIL        NIL
Secretary
-------------------------------------------------------------------------

      The following table contains information concerning the grant of stock options to the Company's executive officers named in the Summary Compensation Table during the fiscal year ended June 30, 1997:

     ----------------------------------------------------------
                     Number of   Percent of
                     Securities     Total
                     Underlying    Options
                      Options    Granted to   Exercise or  Expiration
           Name       Granted     Employees   Base Price    Date
                                     in       per Share
                                 Fiscal Year
     ----------------------------------------------------------
     ----------------------------------------------------------
     Julius Patta -  1,250,000     100%        $0.05       October
     President,                                            9, 2001
     Chief Executive
     Officer, Chief
     Financial
     Officer and
     Treasurer
     ----------------------------------------------------------
     ----------------------------------------------------------
     Simon Bramson -  320,000      0%          $0.05      October
     Chairman of the                                      9, 2001
     Board and
     Secretary
     ----------------------------------------------------------
     ----------------------------------------------------------
       Total........ 1,570,000    100%         $0.05      October
                                                          9, 2001
     ----------------------------------------------------------

      No stock options have been exercised to date.

     Directors of the Company do not receive any stated salary for their services as directors or members of committees of the board of directors, but by resolution of the board a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Directors of the Company may also serve the

Company in other capacities as an officer, agent or otherwise, and may receive compensation for their services in such other capacity.

      The Company is not a party to any employment or consulting agreements between the Company and any executive officer.


Item 7.    Certain Relationships and Related Transactions.

      On October 9, 1996, the Company issued 12,000,000 unregistered shares of Common Stock to the shareholders of PlayStar Limited, a Jersey, Channel Islands corporation, in exchange for all of the issued and outstanding shares of PlayStar Limited. Certain of the beneficial owners of the Company were shareholders of PlayStar Limited, and therefore received shares of Common Stock of the Company in this transaction. These beneficial owners include Julius Patta who received 3,000,000 shares through his beneficial ownership of Hemery Nominees Limited, Trust f/b/o Allan Bramson, Evan Bramson and Joanne Bramson which received 3,000,000 shares through its beneficial ownership of Hemery Trustees Limited, William Tucker who received 3,000,000 shares through his beneficial ownership of Powerstock Consultants Limited and Trust f/b/o Irving Litvack, Michael Leonard Litvack, Lori Lee Litvack, Kari Lynn Freesman, Jeffrey Eliot Litvack, Andrew David Litvack and Dora Litvack which received 3,000,000 shares through its beneficial ownership of Powerstock Limited in the transaction.


Item 8.    Description of Securities.

      The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, par value $0.0001 per share. As of July 17, 1997, there were issued and outstanding 15,812,500 shares of the Company's Common Stock. On July 17, 1997, there were 56 holders of record of the Company's Common Stock.

      Each stockholder of the Company is entitled to one vote for each share of Common Stock entitled to vote held by such stockholder. All elections for directors are decided by plurality vote; all other questions are decided by majority vote except as may otherwise be provided by the Company's Certificate of Incorporation or by the Delaware General Corporation Law.

      The holders of the Company's Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Holders of the Company's Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See Part II. In the event of a liquidation, dissolution or winding up of the Company, holders of the Company's Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of the Company's Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of the Company's Common Stock are fully paid and non-assessable.

                              PART II

Item 1.    Market Price of and Dividends on the Registrant's
           Common Equity and Other Shareholder Matters.

      On March 14, 1997, the Common Stock of the Company was approved for trading on the NASDAQ-OTC Electronic Bulletin Board. The Common Stock of the Company began trading on March 19, 1997. From March 19, 1997 through July 17, 1997, the high bid price was $2.25 and the low bid price was $0.25; quarter-end high and low bids (as reported by NASDAQ) as set forth below, reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not reflect actual transactions:

      Quarter Ended          High Bid              Low Bid

    1997 - First              $2.25                 $0.25
      Quarter
   (Since March 19)

   1997 - Second              $2.25                 $0.25
      Quarter

      As of July 17, 1997, there were 56 holders of record of the Company's Common Stock. The Company has not declared or paid any cash dividends on its Common Stock since its inception, and its Board of Directors currently intends to retain all earnings for use in the business for the foreseeable future. Any future payment of dividends will depend upon the Company's results of operations, financial condition, cash requirements and other factors deemed relevant by the Company's Board of Directors.


Item 2.    Legal Proceedings.

      The Company is not party to any legal proceeding.


Item 3.    Changes in and Disagreements with Accountants on
           Accounting and Financial Disclosure.

      Not applicable.


Item 4.    Recent Sales of Unregistered Securities.

     On October 9, 1996, the Company issued 12,000,000 unregistered shares of its Common Stock to the shareholders of PlayStar Limited in exchange for all of the issued and outstanding shares of PlayStar Limited. These shareholders include Hemery Nominees Limited, which received 3,000,000 shares beneficially owned by Julius Patta; Hemery Trustees Limited, which received 3,000,000 shares beneficially owned by Trust f/b/o Allan Bramson, Evan Bramson and Joanne Bramson; Powerstock Consultants Limited, which received 3,000,000 shares beneficially owned by William Tucker; and Powerstock Limited, which received

3,000,000 shares in the transaction beneficially owned by Trust f/b/o Irving Litvack, Michael Leonard Litvack, Lori Lee Litvack, Kari Lynn Freesman, Jeffrey Eliot Litvack, Andrew David Litvack and Dora Litvack. The issuance of shares was exempt from registration under the provisions of Section 4(2) of the Securities Act of 1933 in that the exchange of the shares did not involve a public offering.

      On October 9, 1996, the Company also adopted a stock option plan authorizing the grant of options to purchase an additional 10,000,000 shares of its Common Stock. As of April 25, 1997, 4,100,000 options have been granted. The issuance of the options and any shares issuable upon exercise of such options are exempt from registration pursuant to Rule 701 promulgated under the Securities Act of 1933.

      On October 22, 1996, the Company commenced an offering of 1,750,000 unregistered shares of its Common Stock (the "October 22, 1996 Offering"). This offering was made to five persons and was fully subscribed and closed on October 24, 1996. These shares were sold at a price of $0.10 per share, for a total offering price of $175,000. On January 21, 1997, the Company and one of the purchasers, Hemery Trustees Limited, agreed to rescind 962,500 of these shares. The offering was not underwritten, and there were no underwriting discounts or commissions. This sale was exempt from registration in reliance upon Rule 504 promulgated under the Securities Act of 1933. The aggregate offering price did not exceed $1,000,000, and the offering was otherwise in compliance with Rules 501 and 502 promulgated under the Securities Act of 1933. These securities were sold to a total of five private investors.

      On October 25, 1996, the Company commenced an offering of 2,062,500 unregistered shares of its Common Stock (the "October 25, 1996 Offering"). This offering was made to twenty-two persons and was fully subscribed and closed on November 29, 1996. These shares were sold at a price of $0.40 per share, for a total offering price of $825,000. These shares were subject to a lock-up agreement until March 15, 1997. The offering was not underwritten, and there were no underwriting discounts or commissions. This sale was exempt from registration in reliance upon Rule 504 promulgated under the Securities Act of 1933. The aggregate offering price of the October 25, 1996 Offering, together with the October 22, 1996 Offering, did not exceed $1,000,000, and the offering was otherwise in compliance with Rules 501 and 502 promulgated under the Securities Act of 1933. These securities were sold to a total of twenty-two private investors. On January 13, 1997, the Company instructed its transfer agent to remove from the March 15, 1997 lock-up thirty percent (30%) of such Common Stock.

     On January 22, 1997, the Company commenced an offering of 962,500 unregistered shares of its Common Stock (the "January 22, 1997 Offering"). This offering was made to two persons and was fully subscribed and closed on January 22, 1997. These shares were sold at a price of $0.10 per share, for a total offering price of $96,250. The offering was not underwritten, and there were no underwriting discounts or commissions. This sale was exempt from registration in reliance upon Rule 504 promulgated under the Securities Act of 1933. The aggregate offering price of the January 22, 1997 Offering, together with the October 22, 1996 Offering and the October 25, 1996 Offering, did not exceed

$1,000,000, and the offering was otherwise in compliance with Rules 501 and 502 promulgated under the Securities Act of 1933. These securities were sold to a total of two private investors.

Item 5.    Indemnification of Directors and Officers.

      The Company's By-Laws require it to indemnify to the fullest extent permitted by law each person that the Company is empowered by law to indemnify. The Company's Certificate of Incorporation requires it to indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the corporation the power to indemnify.

      Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit, or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e. one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

      The Company's Certificate of Incorporation and By-Laws also contain provisions stating that no director shall be liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law (for unlawful payment of dividends, or unlawful stock purchases or redemptions) or
(4) a transaction from which the director derived an improper personal benefit. The intention of the foregoing provisions is to eliminate the liability of the Company's directors to the Company or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time.

                             PART F/S

      The following financial statements and exhibits of the Company are filed as part of this registration statement:


Financial Statement or Exhibit                               Page


Independent Auditors' Report.                                F-1

Consolidated Balance Sheet.                                  F-2

Consolidated Statement of Loss.                              F-3

Consolidated Statement of Deficit.                           F-4

Consolidated Statement of Shareholders' Equity.              F-5

Consolidated Statement of Cash Flows.                        F-6

Notes to Consolidated Financial Statements.                  F-7

                             PART III

Item 1.    Index to Exhibits.

Exhibit    Description of Exhibit                               Page
Number


2.1        Certificate of Incorporation.                       E-2.1

2.2        By-Laws.                                            E-2.2

3.1        Specimen Form of Stock Certificate.                 E-3.1

6.1        Consulting Agreement.                               E-6.1

12.1       Subsidiaries of the Company.                        E-12.1

12.2       Stock Option Plan.                                  E-12.2

27.1       Financial  Data  Schedule (filed  electronically herewith).

                            SIGNATURES

     In accordance with Section 12 of the Securities and Exchange Act of 1934, the registrant caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                              PLAYSTAR CORPORATION

Date: July 17, 1997

                              By:/s/ Julius Patta
                                 Julius Patta
                                 President, Chief Executive Officer, Chief
                                 Financial Officer and Treasurer


                              By:/s/ Simon Bramson
                                 Simon Bramson
                                 Secretary

         [Fruitman Kates Chartered Accountants Letterhead]









                   INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of PLAYSTAR CORPORATION

      We have audited the consolidated balance sheet of PLAYSTAR CORPORATION, (a development stage Company) and subsidiary, as at March 31, 1997 and the related consolidated statements of income, deficit, shareholders' equity and cash flows for the period from inception October 3, 1996 to March 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

      In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of PLAYSTAR CORPORATION and subsidiary, as at March 31, 1997 and the results of their operations and their cash flows for the period from inception October 3, 1996 to March 31, 1997, in conformity with generally accepted accounting principles.


Toronto, Canada                          /s/  FRUITMAN KATES
June 13, 1997                            CHARTERED ACCOUNTANTS




                                     -F-1-

                       PLAYSTAR CORPORATION
                   (A DEVELOPMENT STAGE COMPANY)

                    CONSOLIDATED BALANCE SHEET
                       AS AT MARCH 31, 1997
                              (U.S.$)


ASSETS

CURRENT
   Cash  and cash equivalents                       $121,129
   Prepaid expenses                                    2,604   $123,733
                                                   ----------

OTHER
   Organization costs (net of amortization of $66)               3,390
                                                             ----------
                                                              $127,123
                                                             ----------
                                                             ----------

LIABILITIES

CURRENT
   Accounts payable and accrued liabilities                    $30,806



SHAREHOLDERS' EQUITY

CAPITAL STOCK
   Authorized
   30,000,000 common shares at stated value $.0001 per share
   Issued and outstanding
   15,812,500 common shares                            $1,581

ADDITIONAL PAID-IN CAPITAL                            840,075

DEFICIT,  accumulated during the development stage   (745,339)    96,317
                                                     ---------  --------
                                                                $127,123
                                                                --------
                                                                --------
Approved on Behalf of the Board:


____________________________ Director


____________________________ Director




                                     -F-2-

                       PLAYSTAR CORPORATION
                   (A DEVELOPMENT STAGE COMPANY)

                  CONSOLIDATED STATEMENT OF LOSS
  FOR THE PERIOD FROM INCEPTION OCTOBER 3, 1996 TO MARCH 31, 1997
                              (U.S.$)


INTEREST INCOME                                          $2,280




EXPENSES

   Development costs                   $737,327
   General and administrative             5,185
   Professional fees                      5,041
   Amortization                              66         747,619
                                    -----------         -------

NET LOSS                                              $(745,339)
                                                      ---------

LOSS PER SHARE                                            (0.05)
                                                          ------






                                     -F-3-

                       PLAYSTAR CORPORATION
                   (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENT OF DEFICIT
  FOR THE PERIOD FROM INCEPTION OCTOBER 3, 1996 TO MARCH 31, 1997
                              (U.S.$)



RETAINED EARNINGS, beginning of period                    $ NIL


NET LOSS                                                 745,339
                                                         -------

ACCUMULATED DEFICIT, end of period                      $745,339
                                                        --------
                                                        --------









                                     -F-4-

                       PLAYSTAR CORPORATION
                   (A DEVELOPMENT STAGE COMPANY)

          CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
  FOR THE PERIOD FROM INCEPTION OCTOBER 3, 1996 TO MARCH 31, 1997
                              (U.S.$)



                                                 Additional
                             Common              paid-in       Accumulated
                          stock shares  Amount    capital       deficit


October 3, 1996                   -     $     -   $     -      $     -

Common stock issued in
exchange for all of the
issued and outstanding
shares of PlayStar Limited
in October, 1996           12,000,000    1,200         -            -

Issuance of stock for
$175,000 U.S. in October,
1996 and January 1997
in connection with a
private placement
offering;  $175,000 for
services rendered
(net of issue costs of
$73,233)                   1,750,000      175     101,592           -


Issuance of stock for
$825,000 U.S. in November,
1996, in connection with a
private placement offering;
(net of issue costs of
$86,311)                   2,062,500      206     738,483            -

NET LOSS, March 31, 1997         -          -          -         (745,339)
                           ------------------------------------------------

                          15,812,500   $1,581    $840,075       $(745,339)
                          ----------    -----    --------       ----------








                                     -F-5-

                       PLAYSTAR CORPORATION
                   (A DEVELOPMENT STAGE COMPANY)

               CONSOLIDATED STATEMENT OF CASH FLOWS
  FOR THE PERIOD FROM INCEPTION OCTOBER 3, 1996 TO MARCH 31, 1997
                              (U.S.$)


CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                  $ (745,339)
   Adjustments to reconcile net loss to net cash
    provided  by operating activities                                 -
   Amortization expense                                               66
   Changes in operating assets and liabilities
      Prepaid expenses                                           (2,604)
      Accounts payable                                           30,806
                                                              ----------
   Net cash used in operating activities                       (717,071)
                                                              ----------



CASH FLOWS FROM INVESTING ACTIVITIES
   Incorporation of costs                                        (3,456)
                                                                 -------
   Net cash used in investing activities                         (3,456)
                                                                 -------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of common shares (net of issue costs) 841,656
                                                                --------
   Net cash provided from financing activities                  841,656
                                                                --------


NET INCREASE IN CASH AND CASH  EQUIVALENTS                      121,129

CASH AND CASH EQUIVALENTS, beginning of period                       -
                                                                -------

CASH AND CASH EQUIVALENTS, end of period                      $ 121,129
                                                               ---------


For the purposes of presentation in the statement of cash flows, cash and marketable securities with original maturities of less than three months have been classified as cash and cash equivalents. The carrying value of these items approximates fair value.




                                     -F-6-

                       PLAYSTAR CORPORATION
                   (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
  FOR THE PERIOD FROM INCEPTION OCTOBER 3, 1996 TO MARCH 31, 1997
                              (U.S.$)


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      a)   NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION

           The consolidated financial statements include the accounts of PlayStar Corporation ("the Company") and its wholly owned subsidiary PlayStar Limited. All intercompany accounts and transactions have been eliminated on consolidation.

           The Company has been in the development stage since its incorporation on October 3, 1996. The Company, through its subsidiary, designs, develops and intends to operate, promote and commercialize an on-line gaming service operating interactive, software-based games of chance, accessible world-wide through the Internet.

      b)   DEVELOPMENT COSTS

           Development costs associated with the design, development, operation, promotion and commercialization are changed to expense in the period incurred.

      c)   USE OF ESTIMATES IN THE PREPARATION
           OF FINANCIAL STATEMENTS

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.    BUSINESS ACQUISITIONS

      PLAYSTAR LIMITED

      On October 9, 1996, the Corporation acquired 100% of the issued and outstanding common shares of PlayStar Limited, in exchange for 12,000,000 common shares of the Corporation.




                                     -F-7-

3.    STOCK OPTION PLANS

      On October 9, 1996, the Company adopted a stock option plan authorizing the granting of options to purchase an additional 10,000,000 common shares.

      A total of 4,100,000 options have been granted during the period. Two of the Company's executive officers were granted stock options totaling 1,570,000 shares, exercisable at $0.05/share until October 9, 2001. No stock options have been exercised to-date.








                                     -F-8-

                            EXHIBIT 2.1

                   CERTIFICATE OF INCORPORATION
                                OF
                     GLOBAL GAMES CORPORATION

      The undersigned, being of legal age, in order to form a corporation under and pursuant to the laws of the State of Delaware, does hereby set forth as follows:

      FIRST:    The name of the corporation is:

                     GLOBAL GAMES CORPORATION

      SECOND: The address of the initial registered and principal office of this corporation in this state is c/o United Corporate Services, Inc., 15 East North Street, in the City of Dover, County of Kent, State of Delaware 19901 and the name of the registered agent at said address is United Corporate Services, Inc.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the corporation laws of the state of Delaware.

     FOURTH: The corporation shall be authorized to issue the following shares:

             Class        Number of Shares          Par Value
            COMMON             30,000,000              $.0001

     FIFTH: The name and address of the incorporator are as follows:

           NAME                ADDRESS

           Ray A. Barr         10 Bank Street
                               White Plains, New York 10606





                                    -E-2.1-

      SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

      (1) The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the By-Laws so provide.

      (2) The Board of Directors shall have power without the assent or vote of the stockholders:

           (a) To make, alter, amend, change, add to or repeal the By-Laws of the corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

           (b) To determine from time to time whether, and to what times and places, and under what conditions the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

     (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders, at any meeting of the stockholders called for the purpose of considering any such act or contract, or through a written consent in lieu of a meeting in accordance with the requirements of the General Corporation Law of Delaware as amended from time to time, and any contract or act that shall be so approved or be so ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting, (or by written consent whether received directly or through a proxy) and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders as though it had been approved, ratified, or consented to by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

     (4) In addition to the powers and authorities herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.



                                   -E-2.1 2-

      SEVENTH: No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time. The corporation shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the corporation the power to indemnify.

     EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or



                                   -E-2.1 3-
arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

      NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

        IN WITNESS WHEREOF, the undersigned hereby executes this document and affirms that the facts set forth herein are true under the penalties of perjury this second day of October, 1996.


                                    s/ RAY A. BARR
                                    Ray A. Barr, Incorporator





                                   -E-2.1 4-

                     STATEMENT OF ORGANIZATION
                     BY THE SOLE INCORPORATOR
                                OF
                     GLOBAL GAMES CORPORATION

      I, the undersigned, as sole incorporator of GLOBAL GAMES CORPORATION, do hereby make the following statements to organize the corporation:

      *That the name of the corporation is:

                     GLOBAL GAMES CORPORATION

      *That the Certificate of Incorporation was duly filed in the office of the Secretary of State of Delaware on the third day of October, 1996 and a certified copy thereof was forwarded for recordation with the Recorder of Deeds of the county in which the registered office of the corporation is located.

      *That the By-Laws which are annexed hereto are hereby adopted as the By-Laws of the corporation for the regulation of its affairs.

      *That following named person(s) shall constitute the first Board of Directors, who shall hold office until the first annual shareholders' meeting or until successors are elected and qualify:

           Julius Patta
           Simon Bramson

      I hereby execute the Statement as sole incorporator this 3rd day of October, 1996.


                                    s/ RAY A. BARR
                                    Ray A. Barr, Sole Incorporator




                                   -E-2.1 5-

                     CERTIFICATE OF AMENDMENT

                                OF

                     GLOBAL GAMES CORPORATION

      The undersigned, being the Sole Incorporator of the corporation, hereby certifies as follows:

     FIRST:    The name of the corporation is:

               GLOBAL GAMES CORPORATION

     SECOND: The corporation hereby amends its Certificate of incorporation as follows:
      Paragraph FIRST of the Certificate of Incorporation, relating to the corporate title of the corporation, is hereby amended to read as follows:

                "FIRST:   The name of the corporation is:

                              PlayStar Corporation"

     THIRD: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

     FOURTH: The corporation has not received any payment for any of its stock.

      IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this seventh day of October, 1996.

                                    s/ RAY A. BARR
                                    Ray A. Barr, Sole Incorporator





                                   -E-2.1 6-

                            EXHIBIT 2.2

                              BY-LAWS
                                OF
                     GLOBAL GAMES CORPORATION

                             ARTICLE I
                              OFFICES

     SECTION 1. REGISTERED OFFICE. - The registered office shall be established and maintained at c/o United Corporate Services, Inc., 15 East North Street, Dover, Delaware 19901 and United Corporate Services, Inc. shall be the registered agent of this corporation in charge thereof.

     SECTION 2. OTHER OFFICES. - The corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time appoint or the business of the corporation may require.

                            ARTICLE II
                     MEETINGS OF STOCKHOLDERS

     SECTION 1. ANNUAL MEETINGS. - Annual meetings of stockholders for the election of directors and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of meeting.

     If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day. At each annual meeting, the stockholders entitled to vote shall elect a Board of Directors and they may transact such other corporate business as shall be stated in the notice of the meeting.

     SECTION 2. OTHER MEETINGS. - Meetings of stockholders for any purpose other than the election of directors may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting.

     SECTION 3. VOTING. - Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation and in accordance with the provisions of these By-Laws shall be entitled to one vote, in person or by proxy, for each share of stock entitled to vote held by such stockholder, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. Upon the demand of any stockholder, the vote for directors



                                    -E-2.2-
and the vote upon any question before the meeting, shall be by ballot. All elections for directors shall be decided by plurality vote; all other questions shall be decided by majority vote except as otherwise provided by the Certificate of Incorporation or the laws of the State of Delaware.

     SECTION 4. QUORUM . - Except as otherwise required by law, by the Certificate of Incorporation or by these By-Laws, the presence, in person or by proxy, of stockholders holding a majority of the stock of the corporation entitled to vote shall constitute a quorum at all meetings of the stockholders. In case a quorum shall not be present at any meeting, a majority in interest of the stockholders entitled to vote thereat, present in person or by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted which might have been transacted at the meeting as originally noticed; but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote the meeting.

     SECTION 5. SPECIAL MEETINGS. - Special meetings of the stockholders for any purpose or purposes may be called by the President or Secretary, or by resolution of the directors.

     SECTION 6. NOTICE OF MEETINGS. - Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each stockholder entitled to vote thereat at his address as it appears on the records of the corporation, not less than ten nor more than sixty days before the date of the meeting. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the stockholders entitled to vote thereat.

     SECTION 7. ACTION WITHOUT MEETING. - Unless otherwise provided by the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual




                                   -E-2.2 2-
or special meeting, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                            ARTICLE III
                             DIRECTORS

     SECTION 1. NUMBER AND TERM. - The number of directors shall be two (2). The directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve until his successor shall be elected and shall qualify. A director need not be a stockholder.

     SECTION 2. RESIGNATIONS. - Any director, member of a committee or other officer may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the President or Secretary. The acceptance of a resignation shall not be necessary to make it effective.

     SECTION 3. VACANCIES - If the office of any director, member of a committee or other officer becomes vacant, the remaining directors in office, though less than a quorum by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his successor shall be duly chosen.

     SECTION 4. REMOVAL. - Any director or directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of all the shares of stock outstanding and entitled to vote, at a special meeting of the stockholders called for the purpose and the vacancies thus created may be filled, at the meeting held for the purpose of removal, by the affirmative vote of a majority in interest of the stockholders entitled to vote.

     SECTION 5. INCREASE OF NUMBER. - The number of directors may be increased by amendment of these By-Laws by the affirmative vote of a majority of the directors, though less than a quorum, or, by the affirmative vote of a majority in interest of the stockholders, at the annual meeting or at a special meeting called for that purpose, and by like vote the additional directors may be chosen at such meeting to hold office until the next annual election and until their successors are elected and qualify.

     SECTION 6. POWERS. - The Board of Directors shall exercise all of the powers of the corporation except such as are by law, or by the Certificate of Incorporation of the corporation or by these By-Laws conferred upon or reserved to the stockholders.



                                   -E-2.2 3-

     SECTION 7. COMMITTEES. - The Board of Directors may, by resolution or resolutions passed by a majority of the whole board, designate one or more committees, each committee to consist of two or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member or such committee or committees, the member or members thereof present at any such meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

     Any such committee, to the extent provided in the resolution of the Board of Directors, or in these By-Laws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it but no such committee shall have the power of authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the By-Laws of the corporation; and unless the resolution, these By-Laws, or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

     SECTION 8. MEETINGS. - The newly elected Board of Directors may hold their first meeting for the purpose of organization and the transaction of business, if a quorum be present, immediately after the annual meeting of the stockholders; or the time and place of such meeting may be fixed by consent, in writing, of all the directors.

     Unless restricted by the incorporation document or elsewhere in these By-laws, members of the Board of Directors or any committee designated by such Board may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at such meeting.

     Regular meetings of the Board of Directors may be scheduled by a resolution adopted by the Board. The Chairman of the Board or the President or Secretary may call, and if requested by any two directors, must call a special meeting of the Board and give five days' notice by mail, or two days' notice personally or by telegraph or cable to each director. The Board of Directors may hold an annual meeting, without notice, immediately after the annual meeting of shareholders.

     SECTION 9. QUORUM. - A majority of the directors shall constitute a quorum for the transaction of business. If at any meeting of the board there shall be



                                   -E-2.2 4-
less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned.

     SECTION 10. COMPENSATION. - Directors shall not receive any stated salary for their services as directors or as members of committees, but by resolution of the board a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

     SECTION 11. ACTION WITHOUT MEETING. - Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, if prior to such action a written consent thereto is signed by all members of the board, or of such committee as the case may be, and such written consent is filed with the minutes of proceedings of the board or committee.

                            ARTICLE IV
                             OFFICERS

     SECTION 1. OFFICERS. - The officers of the corporation shall be a President, a Treasurer, and a Secretary, all of whom shall be elected by the Board of Directors and who shall hold office until their successors are elected and qualified. In addition, the Board of Directors may elect a Chairman, one or more Vice-Presidents and such Assistant Secretaries and Assistant Treasurers as they may deem proper. None of the officers of the corporation need be directors. The officers shall be elected at the first meeting of the Board of Directors after each annual meeting. More than two offices may be held by the same person.

     SECTION 2. OTHER OFFICERS AND AGENTS. - The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

     SECTION 3. CHAIRMAN. - The Chairman of the Board of Directors, if one be elected, shall preside at all meetings of the Board of Directors and he shall have and perform such other duties as from time to time may be assigned to him by the Board of Directors.

     SECTION 4. PRESIDENT. - The President shall be the chief executive officer of the corporation and shall have the general powers and duties of supervision and management usually vested in the office of President of a corporation. He shall preside at all meetings of the stockholders if present thereat, and in the absence or non-election of the Chairman of the Board of Directors, at all meetings of the Board of Directors, and shall have general supervision, direction and control of the business of the corporation. Except as the Board of Directors shall authorize the execution thereof in some other manner, he shall execute bonds, mortgages and other contracts in behalf of the corporation, and



                                   -E-2.2 5-
shall cause the seal to be affixed to any instrument requiring it and when so affixed the seal shall be attested by the signature of the Secretary or the Treasurer or Assistant Secretary or an Assistant Treasurer.

     SECTION 5. VICE-PRESIDENT. - Each Vice-President shall have such powers and shall perform such duties as shall be assigned to him by the directors.

     SECTION 6. TREASURER. - The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the corporation. He shall deposit all moneys and other valuables in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.

     The Treasurer shall disburse the funds of the corporation as may be ordered by the Board of Directors, or the President, taking proper vouchers for such disbursements. He shall render to the President and Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all his transactions as Treasurer and of the financial condition of the corporation. If required by the Board of Directors, he shall give the corporation a bond for the faithful discharge of his duties in such amount and with such surety as the board shall prescribe.

     SECTION 7. SECRETARY. - The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors, and all other notices required by the law or by these By-Laws, and in case of his absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the President, or by the directors, or stockholders, upon whose requisition the meeting is called as provided in these By-Laws. He shall record all the proceedings of the meetings of the corporation and of the directors in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him by the directors or the President. He shall have the custody of the seal of the corporation and shall affix the same to all instruments requiring it, when authorized by the directors or the President, and attest the same.

     SECTION 8. ASSISTANT TREASURERS AND ASSISTANT SECRETARIES. - Assistant Treasurers and Assistant Secretaries, if any, shall be elected and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by-the directors.

                             ARTICLE V
                           MISCELLANEOUS

     SECTION 1. CERTIFICATES OF STOCK. - A certificate of stock, signed by the Chairman or Vice-Chairman of the Board of Directors, if they be elected, President or Vice-President, and the Treasurer or an Assistant Treasurer, or



                                   -E-2.2 6-

Secretary or Assistant Secretary, shall be issued to each stockholder certifying the number of shares owned by him in the corporation. When such certificates are countersigned (1) by a transfer agent other than the corporation or its employee, or, (2) by a registrar other than the corporation or its employee, the signatures of such officers may be facsimiles.

     SECTION 6. SEAL. - The corporate seal shall be circular in form and shall contain the name of the corporation, the year of its creation and the words "Corporate Seal, Delaware, 1996." Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

     SECTION 7. FISCAL YEAR. - The fiscal year of the corporation shall be determined by resolution of the Board of Directors.

     SECTION 8. CHECKS. - All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors.

     SECTION 9. NOTICE AND WAIVER OF NOTICE. Whenever any notice is required by these By-Laws to be given, personal notice is not meant unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage, prepaid, addressed to the person entitled thereto at his address as it appears on the records of the corporation, and such notice shall be deemed to have been given on the day of such mailing. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by Statute.

     Whenever any notice whatever is required to be given under the provisions of any law, or under the provisions of the Certificate of Incorporation of the corporation of these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                            ARTICLE VI
                            AMENDMENTS

     These By-Laws may be altered or repealed and By-Laws may be made at any annual meeting of the stockholders or at any special meeting thereof if notice of the proposed alteration or repeal of By-Law or By-Laws to be made be contained in the notice of such special meeting, by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote thereat, or by the affirmative vote of a majority of the Board of Directors, at any regular meeting of the Board of Directors, or at any special meeting of the Board of Directors, if notice of the proposed alteration or repeal of By-Law or By-Laws to be made, be contained in the notice of such special meeting.


                                   -E-2.2 7-

                            ARTICLE VII
                          INDEMNIFICATION

           No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability which may be specifically defined by law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by law. The corporation shall indemnify to the fullest extent permitted by law each person that such law grants the corporation the power to indemnify.





                                   -E-2.2 8-

                            EXHIBIT 3.1

               [SPECIMEN FORM OF STOCK CERTIFICATE]




                                    -E-3.1-

                            EXHIBIT 6.1


      THIS AGREEMENT made as of the 16th day of April, 1997.


B E T W E E N

      Dreamplay Research Corp.
      an Ontario corporation
      (hereinafter called the "Consultant")

                                                  OF THE FIRST PART

      - and -


      PlayStar Limited
      a Jersey, Channel Islands corporation
      (hereinafter called the "Company")

                                                 OF THE SECOND PART

     WHEREAS the Company desires to have the Consultant perform computer software research and development services at the direction and for the benefit of the Company;

     AND WHEREAS the Consultant possesses the necessary expertise in such industry;

     AND WHEREAS the Company is desirous of obtaining the services of the Consultant subject to the terms and conditions hereinafter set forth;

     AND WHEREAS the Consultant is willing, able and desirous of providing such services to the Company;

     NOW THEREFORE, in consideration of the promises and the mutual conditions, covenants and agreements hereinafter set forth, the parties hereby covenant and agree as follows:




                                    -E-6.1-

                             ARTICLE ONE

Section 1.01 Retainer of Consultant: In reliance on the Consultant's representations and warranties contained in paragraph 2.01 below, the Company retains the Consultant to perform the services set forth in Article Two, and the Consultant agrees to provide such services. The Company agrees that it shall not retain any other person or company to perform such services on its behalf.

                            ARTICLE TWO

               SERVICES TO BE PERFORMED BY CONSULTANT

Section 2.01    Representations and Warranties:

      (a) The Consultant represents and warrants that it is qualified and able to perform the services required to be performed and that it will provide such services and carry out such activities in accordance with good practices.

      (b) The Consultant acknowledges that the Company is relying on it for its expertise in the design of certain software programs for the benefit of the Company, and its technical ability to carry out such progress with respect to the services to be provided hereunder.

Section 2.02 Description of Services: The Consultant shall, in consultation with the Company, carry out its functions as hereinafter described. The activities in which the Consultant shall engage in performing its services include, but are not limited to the following:

      (a)  Web Site hosting and Internet access;

      (b)  Web Site design and development;

      (c)  Online Casino Games Development;

      (d)  Electronic Casino Management System Development;

      (e)  Operations Consulting;

      (f)  Game Client Logic and Design; and

      (g) Any other services which the Company may request to be carried out by the Consultant, and to which the Consultant agrees.




                                   -E-6.1 2-

Section 2.03 Extent of Services: The Consultant agrees to dedicate as much time as is reasonably necessary in order to provide its services as hereinbefore described while this Agreement is in effect.

Section 2.04 Reporting:The Consultant shall also submit to the Company written reports on the status of its activities and progress, on a monthly basis on a date to be agreed upon by the parties hereto. In addition to the aforementioned written reports, the Consultant shall verbally inform the Company of its activities and progress and of any new developments and the Consultant shall regularly consult with the Company as often as is necessary and prudent to do so.

                           ARTICLE THREE

                     CONSIDERATION FOR SERVICES

Section 3.01 Fee: The Consultant shall render to the Company, on a quarterly basis commencing on December 1, 1996, an invoice for services rendered during such quarter. The Consultant shall provide its services to the Company at a rate to be agreed upon by the parties, by separate letter. Payment shall be due and payable to the Consultant in accordance with the terms noted on each invoice.

                           ARTICLE FOUR

                      REIMBURSEMENT OF EXPENSES

Section 4.01 Consultant to Keep Records: The Consultant shall keep and maintain detailed and timely records and receipts of all direct out-of-pocket operating expenses incurred in providing its services to the Company and shall submit the same to the Company no later than 15 calendar days after the end of each month.

Section 4.02 Reimbursement: The Company agrees to pay or reimburse the Consultant for all reasonable out-of-pocket operating expenses incurred in providing its services to the Company.

                           ARTICLE FIVE
                    OTHER RIGHTS AND OBLIGATIONS

Section 5.01 Confidentiality: The Consultant is and shall remain obligated to maintain confidentiality and hereby agrees not to disclose any aspects of the Company's operations, its business activities, financial condition and its technical information to third parties either verbally or otherwise without the prior written consent of the Company. In this regard, any and all data generated



                                   -E-6.1 3-
or acquired by the Consultant as it performs its services for the Company, shall become the sole and exclusive property of the Company. The Consultant agrees not to divulge or indicate any of the said information to third parties.

Section 5.02 Protection of Intellectual Property: Each party shall not infringe the other party's patents, trademarks, copyrights or other intellectual property and shall not knowingly benefit from or abet any third party's infringement thereof. Except to the extent necessary for the parties to carry out their obligations under this Agreement, nothing in this Agreement is intended to grant or confer to either party by the other party any license or other right to use or permit third parties to use such party's proprietary technology, software or patents, or any other intellectual property.

Section 5.03 Exclusivity & Proprietary Rights: Any and all software designed and developed by the Consultant at the direction of and for the benefit and use of the Company including, without limitation, any software developed pursuant to
Section 2.02 hereof shall become the sole and exclusive property of the Company. The Consultant does not and will not receive, by this Agreement or otherwise any interest therein whatsoever. All title and interest in such software shall be deemed to be `work made for hire' and, to the extent that any such work may not vest in the Company by operation of law or is not considered a work made for hire, all right, title and interest are hereby irrevocably assigned to the Company. The Company shall have the right to hold in its name all copyright registrations or other registrations as may be appropriate.

Section 5.04 Non-Competition: For the term of this agreement, as extended from time to time, and for the period of six months commencing thereafter, the Consultant agrees that it will not, directly or indirectly, as sole proprietor, shareholder, director, employee, principal or partner, solicit the employees of the Company, the clients of the Company or carry on any activity similar to that carried on by them hereunder in competition with the business carried on by the Company as of the date hereof, without the prior written consent of the Company.

                                   ARTICLE SIX

                          TERM, TERMINATION AND RENEWAL

Section 6.01 Term: This Agreement shall be effective as of December 1, 1996 and shall continue for a period of three (3) years until December 1, 1999. This Agreement may be renewed for one (1) year terms by the mutual agreement of the parties hereto.

Section 6.02 Termination: This Agreement may terminated by either party, without cause, upon sixty (60) days' written notice to the other party.



                                   -E-6.1 4-

                                 ARTICLE SEVEN

                              PAYMENTS AND NOTICES

     Section 7.01 Address for Notice: All payments and notices shall be made by personal delivery or by mailing the same, postage prepaid,

      (a)       to the Consultant at:          50 Wellington St. E.
                                               Top Floor
                                               Toronto, Ontario, Canada M5E 1C8

      (b)       to the Company at:             P.O. Box 551, 31 Broad  Street
                                               St. Helier, Jersey JE4 8XN
                                               Channel Islands

or at such other address as either party may by notice specify, and if so mailed, shall be conclusively deemed to have been given and received on the fifth business day after the mailing thereof.


                                  ARTICLE EIGHT

                            MISCELLANEOUS PROVISIONS

     Section  8.01  Governing  Law:  This  Agreement   shall  be  construed  and
interpreted according to the laws of the province of Ontario.

     Section 8.02 Headings: The headings in this Agreement are included for convenience only and shall not be used in construing or interpreting this Agreement.

     Section 8.03 Enurement: The terms and conditions hereof shall be binding upon and shall inure to the benefit of the heirs, administrators, successors and assigns of the parties hereto.

     Section 8.04 Assignment: This Agreement shall not be assignable by either party without the prior written consent of the other party which may not be withheld unreasonably.

     Section 8.05 Time: Time shall be of the essence herein.

     Section 8.06 Currency: Unless otherwise indicated, all amounts noted herein are expressed in U.S. Dollars.

     Section 8.07 Further Assurances: All of the parties hereto shall, at any time and from time to time, execute and deliver all further documents and assurances and do all things necessary or reasonably desirable to carry out the




                                   -E-6.1 5-
true intent and meaning of this Agreement, and to give effect to the terms hereof.

     Section 8.08 Waiver: No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver in one instance be deemed to be a continuing waiver in any other instance.

     Section 8.09 Contravention: Any provision or provisions of this Agreement or of the terms and conditions which in any way contravenes the law of any state, province or country in which this Agreement is effective, shall in such state, province or country, to the extent of such contravention of law, be deemed severable and shall not affect any other provision or provisions hereof.

    IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

                          )         PlayStar Limited
                          )
                          )
/s/ Witness               )
Witness                   )         Per: /s/ Director
                                     ---------------
                          )               Director


                          )         Dreamplay Research Corp.
                          )
                          )
/s/ Witness               )
Witness                   )         Per: /s/ Julius Patta
                                          Julius Patta, President, Director



                                   -E-6.1 6-

                           EXHIBIT 12.1

                    SUBSIDIARIES OF THE COMPANY



 Name of Corporation         Place of        Percentage of Shares
                           Incorporation              Held
-----------------------------------------------------------------
  PlayStar Limited       Jersey, Channel             100%
                               Islands


















                                    -E-12.1-

                           EXHIBIT 12.2

                       PLAYSTAR CORPORATION
                      a Delaware Corporation
                          (the "Company")

                      1996 STOCK OPTION PLAN

(As adopted by the Board and Shareholders on the 9th day of October, 1996)

1.    Purposes

      The Company's 1996 Stock Option Plan (the "Plan") is intended to attract and retain the best available personnel for positions of substantial responsibility with the Company and its subsidiaries, if any, and to provide additional incentive to such persons to exert their maximum efforts toward the success of the Company. The Plan is also intended to provide and encourage stock ownership by officers, employee Board and employees of, and consultants to, the Company and to afford such persons the right to increase their proprietary interest in the Company. The above aims will be effectuated through the granting of certain options ("Options") to purchase shares of the Company's common stock, par value $.0001 per share (the "Common Stock"). Under the Plan, the Company may grant "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or Options which are not intended to be ISOs ("Non-Qualified Options"). The Company makes no warranty as to the qualification of any Options as ISOs.

2.    Administration of the Plan.

      The Plan shall be administered by the Board of the Company (the "Board"). Within the limits of the express provisions of the Plan, the Board shall have the authority, in its discretion, to take the following actions under the Plan:

      (a) to determine the individuals to whom, and the time or times at which, Options shall be granted, the number of shares of Common Stock to be subject to each of the Options and whether such Options shall be ISOs or Non-Qualified Options;

      (b)  to interpret the Plan;

      (c) to prescribe, amend and rescind rules and regulations relating to the Plan;

      (d) to determine the terms and provisions of the respective stock option agreements granting Options, including the date or dates upon which Options shall become exercisable, which terms need not be identical;

      (e)  to accelerate  the vesting of any  outstanding  Options; and





                                    -E-12.2-

      (f) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

      In making such determinations, the Board may take into account the nature of the services rendered by such individuals, and such other factors as the Board, in its discretion, shall deem relevant. An individual to whom an Option has been granted under the Plan is referred to herein as an "Optionee". The Board's determinations on the matters referred to in this Section 2 shall be conclusive.

3.    Shares Subject to the Plan.

      (a) The total number of shares of Common Stock for which Options may be granted under the Plan shall be 10,000,000.

      (b) The Company shall at all times while the Plan is in force reserve such number of shares of Common Stock as will be sufficient to satisfy the requirements of outstanding Options. The shares of Common Stock to be issued upon exercise of Options shall be authorized and unissued or reacquired shares of Common Stock.

      (c) The shares of Common Stock relating to the unexercised portion of any expired, terminated or canceled Option shall thereafter be available for the grant of new Options under the Plan.

4.    Eligibility.

      (a) Options may be granted under the Plan only to officers and employees of, and consultants to, the Company or any "subsidiary corporation" of the Company within the meaning of Section 424 (f) of the Code (a "Subsidiary"). The term "Company" when used in the context of an Optionee's employment, shall be deemed to include the Company and its Subsidiaries.

      (b) Nothing contained in the Plan shall be construed to limit the right of the Company to grant stock options otherwise than under the Plan for proper corporate purposes.

5.    Terms of Options.

      The terms of each Option granted under the Plan shall be determined by the Board consistent with the provisions of the Plan, including the following:

      (a) The purchase price of the shares of Common Stock subject to each Option shall be fixed by the Board, in its discretion, at the time such Option is granted; provided, however, that in no event shall such purchase price be less than the Fair Market Value (as defined in paragraph (g) of this Section 5) of the shares of Common Stock as of the date such Option is granted.



                                   -E-12.2 2-

      (b) The dates on which each Option (or portion thereof) shall be exercisable shall be fixed by the Board, in its discretion, at the time such Option is granted.

      (c) The expiration of each Option shall be fixed by the Board, in its discretion, at the time such Option is granted; provided, however, that no Option shall be exercisable after the expiration of five (5) years from the date of its grant and each Option shall be subject to earlier termination as determined by the Board, in its discretion, at the time such Option is granted.

      (d) Options shall be exercised by the delivery, to the Company at its principal office or at such other address as may be established by the Board (Attention: Corporate Secretary), of written notice of the number of shares of Common Stock with respect to which the Option is being exercised accompanied by payment in full of the purchase price of such shares. Unless otherwise determined by the Board at the time of grant, payment for such shares may be made (i) in cash, (ii) by certified check or bank cashier's check payable to the order of the Company, (iii) at the discretion of the Board, by simultaneously exercising Options and selling the shares of Common Stock acquired thereby, pursuant to a brokerage or similar arrangement approved by the Board, and using the proceeds as payment of such purchase price, or (iv) by any combination of the methods of payment described in (i) through (iii) above. The Common Stock purchased shall thereupon be promptly delivered; provided, however, that the Company may, in its discretion, require that an Optionee pay to the Company or any Subsidiary, at the time of exercise, such amount as the Company deems necessary to satisfy any obligation to withhold federal, state or local income or other taxes incurred by reason of the exercise or transfer of shares thereupon.

      (e) An Optionee shall not have any of the rights of a holder of the Common Stock with respect to the shares of Common Stock subject to an Option until such shares are issued to such Optionee upon the exercise of such Option.

      (f) An option shall not be transferable, except by will or the laws of descent and distribution, and during the lifetime of an Optionee, may be exercised only by the Optionee. No Option granted under the Plan shall be subject to execution, attachment or other process.

      (g) For the purposes of the Plan, the Fair Market Value of the Common Stock as of any date shall be as determined in good faith by the Board and such determination shall be binding upon the Company and upon the Optionee. The Board may make such determination (i) if the Common Stock is not then listed and traded upon a recognized securities exchange, upon the basis of the mean between the lowest bid and highest asked quotations on the relevant date (as reported by a recognized stock quotation service) or, if there are no such bid and asked quotations on the relevant date, then upon the basis of the mean between the lowest bid and highest asked quotations on the date nearest the relevant date or
(ii) in  case  the  Common  Stock  is  quoted  on the  National  Association  of
Securities Dealers Automated Quotation System National Market System ("NASDAQ-NMS") or listed on one or more national securities exchanges, the Fair Market Value of the Common Stock as of any date shall be deemed to be the mean between the highest and lowest sale prices of the Common Stock reported on the NASDAQ-NMS or the principal national securities exchange on which the Common




                                   -E-12.2 3-

Stock is listed and traded on the immediately preceding date, or, if there is no such sale on that date, then on the last preceding date, on which such a sale was reported.

6.    Special Provisions Applicable to ISOs.

      The following special provisions shall be applicable to ISOs granted under the Plan.

      (a) No ISOs shall be granted under the Plan after ten (10) years from the earlier of (i) the date the Plan is adopted, or (ii) the date the Plan is approved by the Company's shareholders as provided in Section 9 hereof.

      (b) If an ISO is granted to a person who owns, directly or indirectly (within the meaning of Section 424(d) of the Code), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company,
(i) the purchase price of the shares subject to the Option shall not be less than 110% of the Fair Market Value of such shares as of the date such Option is granted and (ii) such Option cannot be exercised more than five (5) years after the date it is granted.

      (c) If the aggregate Fair Market Value of the Common Stock with respect to which ISOs are exercisable for the first time by any Optionee during a calendar year exceeds $100,000, such ISOs shall be treated, to the extent of such excess, as Non-Qualified Options. For purposes of the preceding sentence, the Fair Market Value of the Common Stock shall be determined at the time the ISOs covering such shares were granted.

7.    Adjustment upon Changes in Capitalization.

      (a) In the event that the outstanding shares of Common Stock are changed by reason of reorganization, reclassification, stock split, combination or exchange of shares and the like, or dividends payable in shares of Common Stock, an appropriate adjustment shall be made by the Board in the aggregate number of shares of Common Stock available under the Plan and in the number of shares of Common Stock and price per share of Common Stock subject to outstanding Options. If the Company shall be sold, reorganized, consolidated, taken private, or merged with another corporation, or if all or substantially all of the assets of the Company shall be sold or exchanged (a "Corporate Event"), an Optionee shall at the time of issuance of the stock under such Corporate Event be entitled to receive upon the exercise of his Option the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the occurrence of any such Corporate Event as if he had been, immediately prior to such event, the holder of the number of shares of Common Stock covered by his Option, provided, however, that the Board may, in its discretion, (i) accelerate the exercisability of outstanding Options, and shorten the term thereof, to any date prior to the occurrence of such Corporate Event, or (ii) provide for the cancellation of outstanding Options in exchange for cash equal to the aggregate in-the-money value of such Options at the time of such Corporate Event, as determined in its discretion.



                                   -E-12.2 4-

      (b) Any adjustment under this Section 7 in the number of shares of Common Stock subject to Options shall apply proportionately to only the unexercised portion of any Option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.

8.    Termination, Modification and Amendment.

      (a) The Plan (but not Options previously granted under the Plan) shall terminate ten (10) years from the date of its adoption by the Board, and no Option shall be granted after termination of the Plan.

      (b) The Plan may at any time be terminated or, from time to time, be modified or amended by the Board; provided, however, that the Board shall not, without approval by the affirmative vote of the holders of a majority of the shares of the capital stock of the Company present in person or by proxy and entitled to vote at a meeting duly held in accordance with Delaware law, (i) increase (except as provided by Section 7) the maximum number of shares of Common Stock as to which Options may be granted under the Plan, (ii) reduce the minimum purchase price at which Options may be granted under the Plan, or (iii) change the class of persons eligible to receive Options under the Plan.

      (c) No termination, modification or amendment of the Plan shall adversely affect the rights conferred by any outstanding Options without the consent of the affected Optionee.

9.    Effectiveness of the Plan.

      The Plan shall become effective upon adoption by the Board of the Company, subject to the approval by the shareholders of the Company. Options may be granted under the Plan prior to receipt of such approval, provided that, in the event such approval is not obtained, the Plan and all Options granted under the Plan shall be null and void and of no force and effect.

10.   Not a Contract of Employment.

      Nothing contained in this Plan or in any stock option agreement executed pursuant hereto shall be deemed to confer upon any Optionee any right to remain in the employ of the Company or any Subsidiary.

11.   Governing Law.

      The Plan shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws thereof.




                                   -E-12.2 5-

12.   Withholding.

      As a condition to the exercise of any Option, the Board may require that an Optionee satisfy, through withholding from other compensation or otherwise, the full amount of federal, state and local income taxes required to be withheld in connection with such exercise.

13.   No Obligation to Exercise Option.

      Granting of an Option shall impose no obligation on the Optionee to exercise such Option.

14.   Use of Proceeds.

      The proceeds received from sale of Common Stock pursuant to the Plan shall be used for general corporate purposes.

15.   Compliance with Law.

      Appropriate legends may be placed on the stock certificates evidencing shares issued upon exercise of Options to reflect such transfer restrictions.



                                   -E-12.2 6-